Media Contact:	Mike Osborne
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5800
FOR IMMEDIATE RELEASE
Sparton Corporation Reports Fiscal 2016 First Quarter Adjusted Earnings Per Share of $0.41
First Quarter Revenue Growth of 39% and Adjusted EBITDA Growth of 91%
SCHAUMBURG, IL. - November 5, 2015 - Sparton Corporation (NYSE: SPA) today announced results for the first quarter of fiscal 2016 ended September 27, 2015. The Company reported first quarter sales of $106.7 million, an increase of 39%, from $77.0 million for the first quarter of fiscal 2015. Operating income for the first quarter of fiscal 2016 was $4.5 million compared to $0.8 million in the first quarter of fiscal 2015. Net income for the first quarter of fiscal 2016 was $2.4 million ($4.0 million adjusted) or $0.24 ($0.41 adjusted) per share, basic and diluted compared to net income of $0.2 million ($1.8 million adjusted), or $0.02 ($0.18 adjusted) per share, basic and diluted in the same quarter a year ago.
Select Consolidated Results were as follows (in thousands, except per share data):

	For the First Quarter of Fiscal Years
	2016	% of Sales	2015	% of Sales	$ Chg	% Chg
Net sales	$106,691	100.0%	$77,025	100.0%	$29,666	38.5%
Legacy business	82,605	77.4	77,025	100.0	5,580	7.2
Acquired business	24,086	22.6	—	—	24,086	—

Gross profit	21,138	19.8	12,853	16.7	8,285	64.5
Adjusted gross profit	21,138	19.8	12,951	16.8	8,187	63.2

Selling and administrative expenses	13,624	12.8	10,584	13.7	3,040	28.7

Operating income	4,498	4.2	829	1.1	3,669	—
Adjusted operating income	7,001	6.6	2,849	3.7	4,152	—

Net income	2,394	2.2	196	0.3	2,198	—
Adjusted net income	4,021	3.8	1,797	2.3	2,224	—

Income per share - basic	0.24		0.02		0.22
Adjusted income per share - basic	0.41		0.18		0.23

Income per share - diluted	0.24		0.02		0.22
Adjusted income per share - diluted	0.41		0.18		0.23

Adjusted EBITDA	8,693	8.1%	4,562	5.9%	4,131	90.6%
Cary Wood, President & CEO, commented, “We are pleased with the financial results in the first quarter. The $0.41 adjusted earnings per share, as compared to $0.18 adjusted earnings per share in the prior year, shows continued strength after a strong finish in the fourth quarter of fiscal 2015. With the number of acquisitions completed in recent years and the plan to do more as we execute the 2020 Vision, starting with this quarter, we will be excluding acquisition-related amortization in the adjusted earnings per share results going forward. This non-cash line item has had a significant impact on our operating results in recent years and this change presents a clearer picture of the Company’s earnings power and cash generation capability. Since the analysts have not made this change to their current estimates, this quarter’s consensus would be compared to an adjusted earnings per share result of $0.24 with the acquisition-related amortization included. Gross margins increased to 19.8%, up 3.1% from the prior year and SG&A expense, as a percent of sales, was 12.8%, down approximately 1.0% from 13.7% in the prior year quarter due to cost synergies. We also realized a 39% increase in revenue from the prior year quarter, which includes 7% net growth in our legacy business. Organic growth continues to be strong in our ECP segment, up 55% from the prior year, primarily driven by increased sonobuoy sales to both the U.S. Navy and foreign governments as well as tuck-in acquisitions sales, but is offset by a 13% drop in MDS’s legacy revenue due to fluctuations in customer demand as well as program cancelations. We continue to see momentum from new business development activities and anticipate these new program wins to ramp up starting later this year and into the following fiscal year. However, due to continuing revenue shortfalls in MDS, we have evaluated our footprint options and recently announced the closure and consolidation of the Lawrenceville facility. This action will increase the capacity utilization and reduce overhead expense, which will result in increasing our bottom line earnings once restructuring efforts are complete.”
First Quarter Highlights

•	Revenue growth was up 39%, with net growth in legacy business of 7%.

•
240 new program or product wins were awarded with a first time revenue potential of $23.5 million as compared to 78 new product or program wins with a first time revenue potential of $16.0 million in the prior year quarter.

•	100 in MDS with a first time revenue potential of $10.7 million versus 10 with a first time revenue potential of $7.9 million in the prior year quarter.

•	140 in ECP (ASW, Aydin and NavEx) with first time revenue potential of $12.8 million versus 68 with a first time revenue potential of $8.1 million in the prior year quarter.

•	Quarter end sales backlog of approximately $277 million, representing a 14% increase over the prior year quarter.

•	Sonobuoy sales to the U.S. Navy increased to $22.7 million from $16.7 million in Q1 fiscal 2015; sonobuoy sales to foreign governments increased to $4.4 million from $1.0 million.

•	Consolidated gross margin was 19.8%, compared to the 16.7% in the prior year quarter.

•
The debt-to-EBITDA leverage as calculated under the Revolving Credit Facility as of September 27, 2015 was 3.00 compared to 3.47 as of June 30, 2015 as a result of the improvement in operating results on a trailing twelve month basis.

Manufacturing & Design Services (“MDS”) (in thousands)

	For the First Quarter of Fiscal Years
	2016	% of Sales	2015	% of Sales	$ Chg	% Chg
Net sales:
Legacy business	$46,881	63.4%	$54,001	96.0%	$(7,120)	(13.2)%
Acquired business	21,847	29.5	—	—	21,847	—
Intercompany	5,229	7.1	2,250	4.0	2,979	—
Total net sales	73,957	100.0	56,251	100.0	17,706	31.5
Gross profit	10,296	13.9	7,086	12.6	3,210	45.3
Selling and administrative expenses	5,881	8.0	3,729	6.6	2,152	57.7
Amortization of intangible assets	2,074	2.7	1,251	2.3	823	65.8
Operating income	$2,341	3.2%	$2,106	3.7%	$235	11.2%
The decrease in legacy business sales reflects fluctuations in customer demand and program cancelations. MDS backlog was approximately $156.6 million for first quarter of fiscal year 2016 compared to $124.7 million for first quarter of fiscal year 2015. Commercial orders, in general, may be rescheduled or canceled without significant penalty, and, as a result, may not be a meaningful measure of future sales. A majority of the first quarter fiscal 2016 MDS backlog is currently expected to be realized in the next 12 months.
Gross profit percentage on MDS sales was positively affected in the current quarter by increased volume as compared to the first quarter of the prior year. The selling and administrative expense increase is primarily comprised of businesses acquired in the prior year.
The increase in amortization of intangible assets principally relates to the amortization of customer relationships and non-compete agreements from companies acquired in the prior year.

Engineered Components & Products (“ECP”) (in thousands)

	For the First Quarter of Fiscal Years
	2016	% of Sales	2015	% of Sales	$ Chg	% Chg
Net sales:
Legacy business	$35,724	93.8%	$23,024	99.8%	$12,700	55.2%
Acquired business	2,239	5.9	—	—	2,239	—
Intercompany	126	0.3	45	0.2	81	—
Total net sales	38,089	100.0	23,069	100.0	15,020	65.1
Gross profit	10,842	28.5	5,767	25.0	5,075	88.0
Selling and administrative expenses	3,597	9.4	2,312	10.0	1,285	55.6
Amortization of intangible assets	429	1.1	89	0.4	340	—
Internal research and development expenses	513	1.3	100	0.4	413	—
Operating income	$6,303	16.5%	$3,266	14.2%	$3,037	93.0%
The increase in ECP legacy business sales reflects increased sonobuoy sales to both the U.S. Navy and foreign governments, increased engineering revenue, as well as tuck-in acquisitions sales (reflected as legacy business rather than acquired sales). Total sales to the U.S. Navy in the first quarters of fiscal years 2016 and 2015 were approximately $24.5 million and $18.4 million, respectively. For the first quarters of fiscal years 2016 and 2015, sales to the U.S. Navy accounted for 23% and 24%, respectively, of consolidated Company net sales and 64% and 80%, respectively, of ECP segment net sales. ECP backlog was approximately $120.2 million in the first quarter of fiscal year 2016 compared to $117.0 million in the first quarter of fiscal year 2015. A majority of the first quarter fiscal year 2016 ECP backlog is currently expected to be realized in the next 18 months.
Gross profit percentage on ECP sales was positively affected in the current year quarter by increased volume as compared to the prior year quarter. The selling and administrative expense increase is primarily comprised of incremental direct and allocated expenses related to the Stealth.com acquisition.
The increase in amortization of intangible assets relates to the amortization of customer relationships, non-compete agreements, tradenames and unpatented technology acquired as part of the fiscal year 2015 Stealth.com transaction, customer relationships and tradenames acquired as part of the fiscal year 2015 KEP Marine transaction and customer relationships and non-compete agreements acquired as part of the fiscal year 2015 IED transaction.
Internal research and development expenses reflect costs incurred for the internal development of technologies for use in navigation, oil and gas exploration and flat panel display technology. These costs include salaries and related expenses, contract labor and consulting costs, materials and the cost of certain research and development specific equipment.
Liquidity and Capital Resources
As of September 27, 2015, the Company had $138.8 million borrowed and approximately $135.8 million available under its credit facility and had available cash and cash equivalents of $2.2 million.

Outlook
Cary Wood concluded, “With fourteen acquisitions completed in the last five years, seven alone in fiscal 2015, we will continue to take a short pause to allow for integration activities and other business synergies to be fully realized in the near term. Executing the 2020 Vision remains a priority, in particular, the grouping and management of product platforms for our existing product lines as well as the identification and development of new product platforms that will support the overall business objectives. We will continue to be prudent in our acquisition activities by seeking appropriate transactions that will advance the strategic growth plan and increase shareholder value. The organic growth realized in the first quarter was primarily due to the strength of our sonobuoy and rugged electronics business, which positively offset issues within the MDS segment. We are pleased with the progress the ECP segment has made with its acquisition integrations and where we continue to see favorable end-market dynamics playing out in those spaces. Although the Company's organic sales pipeline continues to grow, the softening we have been experiencing in the MDS legacy business is a concern that we are closely monitoring as the inherent fluctuations in this market space can have a quarter-to-quarter impact on the business. We continue to work towards minimizing this effect through our new business development activities and, as compared to the prior year quarter, we have since doubled the size of the business development organization. Further, the team has improved the new product and programs wins by over 200%, increased the new business opportunity funnel by 37% in dollars and 64% in the number of programs as well as an increasing quoting activity by 52%. We continue to drive the earnings performance in the MDS segment by capitalizing on the synergies from our most recent acquisitions as well as other cost savings initiatives taking place across the entire Company. The result of these actions are substantiated by the increased gross margins in the quarter which will be further enhanced by the recent decision to close and consolidate the Lawrenceville manufacturing facility. In the coming months, we will continue to monitor the serviceable end-markets and current customer behavior trends and will determine if any other operational adjustments and control actions are required to mitigate any near-term margin challenges.”
Conference Call
Sparton will host a conference call with investors and analysts on November 10, 2015 at 10:00 a.m. CDT/11:00 a.m. EDT to discuss its fiscal year 2016 first quarter financial results, provide a general business update and respond to investor questions. To participate, callers should dial (888) 225-7740. Participants should dial in at least 15 minutes prior to the start of the call.
A Web presentation link is also available for the conference call: http://tinyurl.com/owrzk5b.
Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

Non-GAAP Financial Measures
In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from cost of goods sold, total operating expense, other income (expense) and income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.
When we calculate adjusted earnings per share, adjusted net income and other non-GAAP income statement measures, we exclude gross profit effects of capitalized profit in inventory from acquisitions, acquisition contingency settlements, certain restructuring expenses, accelerated recognition of unamortized debt financing costs and amortization of intangible assets and the related tax effect of these items, as well as unusual discrete tax benefits or expense because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financial statements, these transactions may limit the comparability of our fundamental operations with prior and future periods.
Adjusted EBITDA represents earnings before interest expense and income taxes, depreciation and amortization as adjusted for, gross profit effects of capitalized profit in inventory from acquisitions, acquisition contingency settlements, certain restructuring expenses and stock-based compensation expense. The Company believes Adjusted EBITDA is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company does not intend, nor should the reader consider, Adjusted EBITDA an alternative to operating income, net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. The Company's definition of Adjusted EBITDA may not be comparable with Adjusted EBITDA as defined by other companies. Accordingly, the measurement has limitations depending on its use.
About Sparton Corporation
Sparton Corporation (NYSE:SPA), now in its 116th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace and Industrial & Commercial. Headquartered in Schaumburg, Illinois, Sparton currently has fifteen manufacturing locations and engineering design centers worldwide. Sparton's Web site may be accessed at www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2015, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	September 27, 2015	June 30, 2015
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$2,187	$14,914
Accounts receivable, net of allowance for doubtful accounts of $480 and $173, respectively	59,926	70,974
Inventories and cost of contracts in progress, net	86,589	79,503
Deferred income taxes	4,714	4,714
Prepaid expenses and other current assets	7,328	5,488
Total current assets	160,744	175,593
Property, plant and equipment, net	32,896	32,608
Goodwill	72,473	74,175
Other intangible assets, net	43,922	45,825
Deferred income taxes	2,324	2,199
Other assets	7,301	7,151
Total assets	$319,660	$337,551
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$26,508	$29,948
Accrued salaries and wages	9,419	9,089
Accrued health benefits	1,515	1,510
Performance based payments on customer contracts	—	1,756
Other accrued expenses	16,423	16,328
Total current liabilities	53,865	58,631
Pension liability	424	424
Long-term debt	138,800	154,500
Environmental remediation	6,910	7,117
Total liabilities	199,999	220,672
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none issued	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 9,880,527 and 9,886,618 shares issued and outstanding, respectively	12,351	12,358
Capital in excess of par value	16,504	16,045
Retained earnings	92,327	89,933
Accumulated other comprehensive loss	(1,521)	(1,457)
Total shareholders’ equity	119,661	116,879
Total liabilities and shareholders’ equity	$319,660	$337,551

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollars in thousands, except share and per share data)

	For the First Quarter of Fiscal Years
	2016	2015
Net sales	$106,691	$77,025
Cost of goods sold	85,553	64,172
Gross profit	21,138	12,853
Operating Expense:
Selling and administrative expenses	13,624	10,584
Internal research and development expenses	513	100
Amortization of intangible assets	2,503	1,340
Total operating expense	16,640	12,024
Operating income	4,498	829
Other income (expense):
Interest expense	(885)	(746)
Interest income	2	2
Other, net	68	146
Total other expense, net	(815)	(598)
Income before income taxes	3,683	231
Income taxes	1,289	35
Net income	$2,394	$196
Income per share of common stock:
Basic	$0.24	$0.02
Diluted	$0.24	$0.02
Weighted average shares of common stock outstanding:
Basic	9,780,274	9,960,817
Diluted	9,780,274	9,985,111

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in thousands)

	For the First Quarter of Fiscal Years
	2016	2015
Cash Flows from Operating Activities:
Net income	$2,394	$196
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,192	1,118
Amortization of intangible assets	2,503	1,340
Deferred income taxes	(125)	(36)
Stock-based compensation expense	432	449
Excess tax benefit of stock-based compensation	(161)	(974)
Amortization of deferred financing costs	70	461
Changes in operating assets and liabilities:
Accounts receivable	11,047	12,882
Inventories and cost of contracts in progress	(7,086)	1,848
Prepaid expenses and other current assets	(1,898)	(512)
Performance based payments on customer contracts	(1,756)	6,898
Accounts payable and accrued expenses	(2,179)	(5,053)
Net cash provided by operating activities	4,433	18,617
Cash Flows from Investing Activities:
Acquisition of businesses, net of cash acquired	—	(18,260)
Purchases of property, plant and equipment	(1,480)	(1,013)
Net cash used in investing activities	(1,480)	(19,273)
Cash Flows from Financing Activities:
Borrowings of long-term debt	18,000	20,014
Repayment of long-term debt	(33,700)	(19,014)
Payment of debt financing costs	—	(982)
Repurchase of stock	(141)	(1,830)
Proceeds from the exercise of stock options	—	12
Excess tax benefit from stock-based compensation	161	974
Net cash provided by financing activities	(15,680)	(826)
Net (decrease) increase in cash and cash equivalents	(12,727)	(1,482)
Cash and cash equivalents at beginning of period	14,914	8,028
Cash and cash equivalents at end of period	$2,187	$6,546
Supplemental disclosure of cash flow information:
Cash paid for interest	$663	$291
Cash paid for income taxes	$2	$1,529
Supplemental disclosure of non-cash investing activities:
Adjustments to acquired companies opening balance sheets	$1,702	$832

SPARTON CORPORATION AND SUBSIDIARIES
SELECT SEGMENT INFORMATION
(UNAUDITED)
(Dollars in thousands)

Net sales:
	For the First Quarter of Fiscal Years
SEGMENT	2016	2015	% Chg
Manufacturing & Design Services	$73,957	$56,251	31.5%
Engineered Components & Products	38,089	23,069	65.1
Eliminations	(5,355)	(2,295)	(133.3)
Totals	$106,691	$77,025	38.5

Gross profit:
	For the First Quarter of Fiscal Years
SEGMENT	2016	GP %	2015	GP %
Manufacturing & Design Services	$10,296	13.9%	$7,086	12.6%
Engineered Components & Products	10,842	28.5	5,767	25.0
Totals	$21,138	19.8	$12,853	16.7

Adjusted gross profit:
	For the First Quarter of Fiscal Years
SEGMENT	2016	GP %	2015	GP %
Manufacturing & Design Services	$10,296	13.9%	$7,184	12.8%
Engineered Components & Products	10,842	28.5	5,767	25.0
Totals	$21,138	19.8	$12,951	16.8

Operating income:
	For the First Quarter of Fiscal Years
SEGMENT	2016	% of Sales	2015	% of Sales
Manufacturing & Design Services	$2,341	3.2%	$2,106	3.7%
Engineered Components & Products	6,303	16.5	3,266	14.2
Other Unallocated	(4,146)	—	(4,543)	—
Totals	$4,498	4.2	$829	1.1

Adjusted operating income:
	For the First Quarter of Fiscal Years
SEGMENT	2016	% of Sales	2015	% of Sales
Manufacturing & Design Services	$4,415	6.0%	$3,455	6.1%
Engineered Components & Products	6,732	17.7	3,355	14.5
Other Unallocated	(4,146)	—	(3,961)	—
Totals	$7,001	6.6	$2,849	3.7

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands, except share and per share data)

	For the First Quarter of Fiscal 2016				For the First Quarter of Fiscal 2015
	GAAP	Non-GAAP Adjustment		Adjusted	GAAP	Non-GAAP Adjustment		Adjusted
Net sales	$106,691	$—		$106,691	$77,025	$—		$77,025
Cost of goods sold	85,553	—		85,553	64,172	(98)	(a)	64,074
Gross profit	21,138	—		21,138	12,853	98		12,951
Operating Expense:
Selling and administrative expenses	13,624	—		13,624	10,584	(582)	(b)	10,002
Internal research and development expenses	513	—		513	100	—		100
Amortization of intangible assets	2,503	(2,503)	(d)	—	1,340	(1,340)	(d)	—
Total operating expense	16,640	(2,503)		14,137	12,024	(1,922)		10,102
Operating income	4,498	2,503		7,001	829	2,020		2,849
Other income (expense):
Interest expense	(885)	—		(885)	(746)	421	(c)	(325)
Interest income	2	—		2	2	—		2
Other, net	68	—		68	146	—		146
Total other expense, net	(815)	—		(815)	(598)	421		(177)
Income before income taxes	3,683	2,503		6,186	231	2,441		2,672
Income taxes	1,289	876		2,165	35	840		875
Net income	$2,394	$1,627		$4,021	$196	$1,601		$1,797
Income per share of common stock:
Basic	$0.24			$0.41	$0.02			$0.18
Diluted	$0.24			$0.41	$0.02			$0.18
Weighted average shares of common stock outstanding:
Basic	9,780,274			9,780,274	9,960,817			9,960,817
Diluted	9,780,274			9,780,274	9,985,111			9,985,111

(a)	Gross profit effect of capitalized profit in inventory from acquisitions.
(b)
Includes adjustments to remove $430 success based acquisition finder's fee paid in relation to the acquisition of eMT and $152 of costs recognized in relation to the reorganization of the Company's finance function.

(c)	Accelerated recognition of unamortized debt financing costs from prior credit facility due to refinancing.
(d)	Amortization of intangible assets

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the First Quarter of Fiscal Years
	2016	2015
Net income	$2,394	$196
Interest expense	885	746	(a)
Interest income	(2)	(2)
Income taxes	1,289	35
Depreciation and amortization	3,695	2,458
Gross profit effect of capitalized profit in inventory from acquisitions	—	98
Success based acquisition finder's fees	—	430
Finance function reorganization	—	152
Stock-based compensation expense - non-directors	432	449
Adjusted EBITDA	$8,693	$4,562

(a)	Includes $421 accelerated recognition of unamortized debt financing costs from prior credit facility due to refinancing.